Exhibit 10.1

Deed of separation

Nexvet Australia Pty Ltd

ACN 141 909 131

and

Nexvet Biopharma plc

Company No. 547923

and

David Gearing

Table of contents

1.	Definitions and interpretation	3

2.	Termination of employment	5

3.	Benefits	5

4.	Acknowledgements	6

5.	Releases	6

6.	Confidentiality and intellectual property	7

7.	Warranties and indemnities	7

8.	General	8

Schedule 1		12

Schedule 2		13

Schedule 3		14

Deed of separation – David Gearing

Deed of separation

Date	10 March 2017

Parties

Nexvet Australia Pty Ltd (ACN 141 909 131) of Level 8, 31 Queen Street, Melbourne, 3000 (Nexvet AU).

and

Nexvet Biopharma plc (Company no. 547923) of Unit 5, Sragh Technology Park, Rahan Road, Tullamore, Co. Offaly, Ireland, R35 FR98 (Parent Company)

collectively, Nexvet

David Gearing of 83 Broadway, Camberwell VIC 3124, Australia (Dr Gearing).

Recitals

A.	Dr Gearing has been employed by Nexvet AU from 1 January 2010 until 10 March 2017 (Employment).

B.	Nexvet has been undertaking a review of its spending, and as part of that review, Dr Gearing indicated that he would be prepared to accept a voluntary redundancy if certain proposed spending cuts were approved. Those spending cuts were approved by the Parent Board and the Employment is terminated by Nexvet AU due to redundancy effective 10 March 2017 (Termination).

C.	Dr Gearing’s last working day as an employee of Nexvet AU is 10 March 2017 (Release Date).

D.	Dr Gearing and Nexvet have agreed, without admission of liability, to settle all matters between them relating to the Employment and the Termination on the terms set out in this deed.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

Capitalised terms that are not otherwise defined in this deed, have the same definition as in the Employment Agreement.

Otherwise, in this deed:

2013 LTI Plan means the long term incentive plan rules for the Parent Company dated 4 September 2014.

2015 EI Plan means the 2015 equity incentive plan for the Parent Company adopted by the Parent Board, as amended.

Award Agreements means:

Deed of separation – David Gearing

(a)	the Restricted Share Unit Agreements between Dr Gearing and the Parent Company dated 1 October 2015 and 5 September 2016 respectively; and

(b)	the Share Option Agreement between Dr Gearing and the Parent Company dated 22 October 2015.

EI Plans means each of the 2013 LTI Plan and the 2015 EI Plan.

Employment Agreement means the employment agreement between Nexvet AU and Dr Gearing dated 22 December 2014, as varied by way of a letter agreement dated 8 December 2015.

Equity Grants means equity awards that have been made to Dr Gearing pursuant to the EI Plans.

Good Leaver has the meaning in the Award Agreements and the 2013 LTI Plan.

Patents means any patents or patent applications including any divisions, renewals, continuations, continuations in part, re-issues, patent disclosures, improvements and extensions of re-issue thereof that have been (or may be) filed by or granted to Nexvet in which Dr Gearing is named as an inventor.

Related Body Corporate means a related body corporate within the meaning of section 50 of the Australian Corporations Act 2001 (Cth).

Releases means the mutual releases set out in clause 5.

1.2	Interpretation

In this deed, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this deed;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(g)	the word “month” means calendar month and the word “year” means 12 months;

(h)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(i)	a reference to a thing includes a part of that thing;

(j)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(k)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(l)	money amounts are stated in Australian currency unless otherwise specified; and

(m)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

Deed of separation – David Gearing

2.	Termination of employment

With effect on and from the Release Date, Dr Gearing’s employment with Nexvet AU shall terminate.

3.	Benefits

3.1	Payment of notice and leave entitlements

In consideration for the Releases provided for in this deed, and without admission of liability, Nexvet AU will pay Dr Gearing the amount specified in Schedule 1 to this deed (Payment). Nexvet AU will deduct all appropriate tax from the Payment before the payment of the after-tax amount to Dr Gearing. Nexvet AU shall pay the Payment to Dr Gearing on the Release Date. The Payment in Schedule 1 is listed in USD in accordance with the Employment Agreement. The Payment will be made to Dr Gearing in AUD which will be determined based on the exchange rate published at www.oanda.com/fx-for-business/historical-rates for USD:AUD on the Release Date (Exchange Rate). On the Release Date, Dr Gearing will be provided with a written notice stating the exact Gross and Net (AUD) amounts based on the Exchange Rate.

3.2	Accelerated vesting of Equity Grants

Pursuant to the terms of each of the EI Plans and the Award Agreements, and as determined by the Compensation Committee, Dr Gearing is a Good Leaver and all of the Equity Grants that have not yet vested shall immediately vest upon the Release Date. At any time after the Release Date, Dr Gearing may convert any Restricted Share Units (RSUs) or exercise any options, provided that he does so before the following expiry dates for the relevant equity grants:

Type of security	No. of securities	Date of expiry	Exercise / conversion price (USD)
RSU	19,250	1 July 2017	$0.125
RSU	19,250	1 July 2018	$0.125
Option	46,372	28 February 2018	$6.35
RSU	19,250	1 July 2019	$0.125
Option	3,733	1 July 2019	$0.125
RSU	11,750	1 July 2020	$0.125
Option	100,000	10 February 2022	$15.00

If Dr Gearing does not exercise the options or convert the RSUs on or before the relevant expiry date, any outstanding options or RSUs shall be forfeited as and from the relevant expiry date.

3.3	Pro-rata bonus

Pursuant to clause 7.8 of the Employment Agreement, the Compensation Committee has determined that Dr Gearing be awarded a pro-rata bonus amount of US$46,107 (Bonus). Nexvet AU will deduct all appropriate tax from the Bonus before the payment of the after-tax amount to Dr Gearing. Nexvet AU shall pay the Bonus to Dr Gearing on the Release Date.

3.4	Pro-rata Annual Equity Award Benefit

(a)

Pursuant to clause 9.1(c) of the Employment Agreement, by way of the Annual Equity Award Benefit for fiscal year 2017, the Parent Company, through the Compensation Committee, has determined to offer Dr Gearing an amount equal to US$110,190 worth

Deed of separation – David Gearing

of ordinary shares in the Parent Company, with the total amount of shares to be allocated to Dr Gearing being determined based on the Parent Company’s share price on the close of trade on Nasdaq on the day immediately preceding the Release Date (Share Offer). On the Release Date, Dr Gearing will be provided with a written notice stating the exact number of shares that are in the Share Offer.

(b)	Dr Gearing can accept the Share Offer within 30 days after the Release Date by completing the notice of acceptance attached to the Share Offer (Notice).

(c)	As soon as practicable after receipt of the signed Notice and payment of the nominal value per share, the Parent Company will issue the ordinary shares to Dr Gearing.

(d)	Failure to provide the Notice and make the payment within 30 days after the Release Date will result in Dr Gearing forfeiting the Share Offer.

3.5	Statement and SEC filing

(a)	Nexvet AU agrees that on the Release Date it will release the statement as set out in Schedule 2 to internal and external parties as Nexvet AU considers appropriate.

(b)	Dr Gearing acknowledges that the Parent Company has obligations pursuant to the US Securities laws to file a Form 8-K statement with the US Securities Exchange Commission, the form of which is set out in Schedule 3.

4.	Acknowledgements

(a)	Dr Gearing acknowledges that the payments and equity entitlements set out in clauses 3.1 to 3.4 represent all payments in respect of his remuneration as an employee, and all statutory, contractual and other entitlements in respect of notice, severance pay, annual leave, leave loading and long service leave entitlements which Nexvet AU is obliged to pay Dr Gearing up to and including the Release Date, and that he is not entitled to any further payment from Nexvet AU in respect of the Employment and the Termination.

(b)	Dr Gearing further acknowledges that pursuant to Rule 144 of the United States Securities Act of 1933 (Rule 144):

(i)	Dr Gearing is deemed to be an affiliate of the Parent Company for the three month period following the Release Date (Rule 144 Period);

(ii)	Dr Gearing may only sell equity securities in the Parent Company during the Rule 144 Period by complying with Rule 144, including the current public information, volume limitations, manner of sale requirements and Form 144 filing obligations.

(c)	Dr Gearing further acknowledges that all reportable pre-termination transactions in securities have been reported and he has not engaged in any non-exempt purchase or sale during the six months preceding the Release Date.

5.	Releases

(a)	In consideration for the payments and equity entitlements set out in clause 3, Dr Gearing unconditionally and irrevocably releases and discharges each of Nexvet AU, the Parent Company and any Related Body Corporate, and each of its, and their, officers, employees or agents from all claims and liabilities of any nature (including any costs, whether or not the subject of a court order) which Dr Gearing may, at any time, have, or incur against, any of Nexvet AU, the Parent Company or any of their Related Bodies Corporate, and any of Nexvet AU’s, the Parent Company’s, or their Related Bodies Corporate, officers, employees or agents, in connection with, or arising out of, the Employment or the Termination of the employment of Dr Gearing, apart from any claim for workers compensation under applicable statute.

Deed of separation – David Gearing

(b)	Dr Gearing agrees that this deed fully satisfies the rights and claims (however described and however arising) that Dr Gearing and everyone who claims through Dr Gearing, has or may have against Nexvet AU, the Parent Company or any of their Related Bodies Corporate, and any of Nexvet AU’s, the Parent Company’s, or their Related Bodies Corporate, officers, employees or agents, directly or indirectly in connection with the Employment or the Termination.

(c)	Dr Gearing acknowledges that persons who are not parties to this deed, but who are being released and discharged by Dr Gearing in accordance with paragraph (a), shall be entitled to rely upon this deed as being a complete bar to any claims, proceedings, actions, suits or demands made or brought by Dr Gearing in contravention of paragraph (a).

(d)	Each of Nexvet AU and the Parent Company unconditionally and irrevocably releases and discharges Dr Gearing from all claims, demands, actions, suits and / or liabilities which Nexvet AU and / or the Parent Company and any of their Related Bodies Corporate may, at any time, have, or incur, against Dr Gearing in connection with, or arising out of, the Employment or the Termination, excluding any unlawful conduct of Dr Gearing not known to Nexvet AU or the Parent Company at the time of executing this deed.

(e)	Each of Nexvet AU and the Parent Company agree that this deed fully satisfies the rights and claims (however described and however arising) that Nexvet AU and the Parent Company and everyone who claims through Nexvet AU and the Parent Company, has or may have against Dr Gearing directly or indirectly in connection with the Employment or the Termination.

(f)	This deed may be pleaded as a full and complete defence by any party to any actions, suits or proceedings commenced, continued or taken by another party or on its behalf in connection with any of the matters referred to in this deed.

6.	Confidentiality and intellectual property

(a)	Dr Gearing acknowledges his continuing obligations owed to Nexvet AU under the confidentiality deed entered into between himself and Nexvet AU dated 5 January 2015.

(b)	Each party shall keep the terms of this deed confidential, except that a party may disclose the terms of this deed which the party deems necessary:

(i)	to any professional advisers, bankers, financial advisers and financiers, on receipt of an undertaking from that person to keep the terms confidential; or

(ii)	to comply with any law or requirement of any regulatory body (including any relevant stock exchange); or

(iii)	if compelled by a court; or

(iv)	with the prior written consent of the other parties.

(c)	As the inventor of the Patents, Dr Gearing acknowledges and agrees to provide such assistance as is reasonably necessary to assist Nexvet in the prosecution, maintenance and defence of any of the Patents, including executing documents, attending hearings or attending meetings with Nexvet’s advisers regarding the Patents. Nexvet agrees to reimburse Dr Gearing for all reasonable costs he may incur in complying with this clause.

7.	Warranties and indemnities

(a)	Dr Gearing warrants that:

(i)	he has read and understood this deed;

Deed of separation – David Gearing

(ii)	he has taken independent legal advice, or has been given the opportunity to take legal advice, as to the nature, effect and extent of this deed;

(iii)	Nexvet, its officers, employees or agents, have not made any promise, representation or inducement or been party to conduct that is material to the entry into this deed, other than as set out in this deed; and

(iv)	he is aware that Nexvet AU, the Parent Company and their officers, employees and agents, are relying upon the warranties in this clause in executing this deed.

(b)	Dr Gearing understands and agrees that he is responsible for payment of any taxation in respect of the Payment and the Bonus and that the Employer will withhold from the Payment and the Bonus any amounts of tax that it is required by law to withhold. Dr Gearing agrees to indemnify Nexvet AU in respect of such taxation.

8.	General

8.1	Costs

The parties agree that each party shall bear its own costs of, and associated with, this deed.

8.2	Non-disparagement

(a)	Nexvet agrees not to deliberately or maliciously disparage or injure the reputation of, Dr Gearing. Nexvet shall also procure and ensure that none of their officers, employees or agents, or any of the officers, employees or agents of any of Nexvet’s Related Bodies Corporate shall deliberately or maliciously disparage or injure the reputation of Dr Gearing.

(b)	Dr Gearing agrees not to deliberately or maliciously disparage or injure the reputation of, Nexvet, its Related Bodies Corporate or any of its, or their, officers, employees or agents.

8.3	Survival of obligations

Dr Gearing acknowledges that he continues to be bound, and will comply with, the obligations contained in the Employment Agreement and the Confidentiality Deed that survive the termination of employment, including:

(a)	clauses 10, 11 and 13 of the Employment Agreement; and

(b)	clauses 3, 4, 5 and 6 of the Confidentiality Deed.

8.4	Further assurances

A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this deed.

8.5	Entire understanding

(a)	The parties agree that apart from Dr Gearing’s post-employment obligations in the Employment Agreement and the Confidentiality Deed, this deed supersedes all prior communications and agreements between the parties as to the terms and conditions of Dr Gearing’s employment, including any prior written or verbal undertakings or statements.

(b)	Each party acknowledges that, except as expressly stated in this deed, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this deed.

8.6	Assignment

The rights and obligations of each party under this deed are personal. They cannot be assigned, discharged or otherwise dealt with.

Deed of separation – David Gearing

8.7	No adverse construction

This deed is not to be construed to the disadvantage of a party because that party was responsible for its preparation.

8.8	No waiver

(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this deed does not operate as a waiver of the power or right.

(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this deed.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

8.9	Severability

Any provision of this deed which is invalid in any jurisdiction must in relation to that jurisdiction:

(a)	be read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	be severed from this deed in other case,

without invalidating or affecting the remaining provisions of this deed or the validity of that provision in any other jurisdiction.

8.10	Consents and approvals

Where anything in this deed depends on the consent or approval of a party then, unless this deed provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

8.11	No variation

This deed cannot be amended or varied except in writing signed by the parties.

8.12	Counterparts

If this deed consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document. Electronic signatures will be deemed original signatures.

8.13	Non merger

A term or condition of, or act done in connection with, this deed does not operate as a merger of any of the rights or remedies of the parties under this deed and those rights and remedies continue unchanged.

8.14	Governing law and jurisdiction

(a)	This deed is governed by and must be construed in accordance with the governing law of the State of Victoria, Australia.

(b)	The parties submit to the exclusive jurisdiction of the courts of the State of Victoria, Australia in respect of all matters arising out of or relating to this deed, its performance or subject matter.

Deed of separation – David Gearing

Signing page

Executed as a deed

Executed by Nexvet Australia Pty Ltd ACN 141 909 131 in accordance with section 127(1) of the Corporations Act 2001 (Cth):	) ) )

/s/ Christopher N. Brown	/s/ Geraldine Farrell
Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Christopher N. Brown	Geraldine Farrell
Name (please print)	Name (please print)

Date: 10 March 2017

Given under the Common Seal of

Nexvet Biopharma plc

which was affixed hereto and

this deed was delivered:

/s/ Christopher N. Brown	/s/ Geraldine Farrell
Signature of Director	Signature of Director/Company Secretary

Geraldine Farrell
Christopher N. Brown	Name of Director/Company Secretary (print)
Name of Director (print)

Date: 10 March 2017

Deed of separation – David Gearing

Signed, sealed and delivered by David Gearing in the presence of:	) ) )

/s/ Geraldine Farrell	/s/ David Gearing
Signature of witness	Signature of David Gearing

Geraldine Farrell
Name of witness (print)

Date: 10 March 2017

Deed of separation – David Gearing

Schedule 1

The Payment consists of the following:

The total amounts payable to Dr David Gearing are listed below in USD in accordance with the Employment Agreement. The Payment will be made to Dr Gearing in AUD which will be determined based on the Exchange Rate. On the Release Date, Dr Gearing will be provided with a written notice stating the exact Gross and Net (AUD) amounts based on the Exchange Rate.

Benefit	Accrual	Gross (USD)
Redundancy pay	13 weeks’ base salary, exclusive of superannuation	$74,201
Long service leave	Accrual as at 10 March – 6.15 weeks	$35,103
Annual leave	Accrual as at 10 March – 1.34 weeks	$7,663
Pay in lieu of notice	6 months’ pay inclusive of superannuation	$162,500

	TOTAL PAYMENT:	$327,216

Deed of separation – David Gearing

Schedule 2

[TO BE PRINTED ON NEXVET AUSTRALIA LETTERHEAD]

10 March 2017

DR DAVID GEARING

Following an internal review of operations our Chief Scientific Officer, Dr David Gearing has accepted a voluntary redundancy from Nexvet AU and will be departing the company this month.

Dr David Gearing is a co-founder of Nexvet with more than 20 years experience in the biopharmaceutical sector. He is the sole inventor of the company’s PETization platform technology and lead products ranevetmab and frunevetmab. Dr Gearing has been with Nexvet for seven years and has made an incredible contribution to the growth and continued success of the business. He will remain a significant shareholder in the business and has committed to continue supporting the company in relation to its many Patents and Intellectual Property.

The Board wants to take the opportunity to sincerely thank David for his contribution and wish him every success for the future.

Deed of separation – David Gearing

Schedule 3

Form of 8-K filing with SEC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

During February and March, we initiated strategic changes to our organisational structure intended to reduce our expenditure on early stage research projects and general and administrative activities. As a result of these changes, the role of Chief Scientific Officer has been eliminated (made redundant) and Dr. David Gearing, who has served in this role, has left the Company effective March 10, 2017.

In connection with Dr. Gearing’s termination of employment, we entered a Deed of Separation dated March 10, 2017, which defines the terms of his voluntary redundancy, which is attached as Exhibit 10.1.

The Board sincerely thanks Dr. Gearing for his contribution to the Company and wishes him every success for the future.

The current Officers of Nexvet are; Dr. Mark Heffernan – Chief Executive Officer, Mr. Damian Lismore – Chief Financial Officer, Ms. Geraldine Farrell – General Counsel & Vice President of Operations and Dr. Juergen Horn – Chief Product Development Officer.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Deed of Separation between Nexvet Australia Pty Ltd, Nexvet Biopharma plc and Dr. David Gearing, dated March 10, 2017.

Deed of separation – David Gearing